Gregory, Sharer & Stuart, P.A. Certified Public Accountants and Business Consultants

Consent Of Independent Registered Public Accounting Firm

Roland G. Caldwell, Jr.
C/Funds Group, Inc.
201 Center Road, Suite Two
Venice, Florida 34285

We hereby consent to the use of our report dated February 12, 2007 on the statements of assets and liabilities, including the schedules of investments, of C/Funds Group, Inc. comprising the C/Fund and C/Growth Stock Fund portfolios as of December 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. Such report is being included with the unaudited financial information prepared by management in documents filed by C/Funds Group, Inc. as required by the Securities and Exchange Commission.

Gregory, Sharer & Stuart, P.A.

/s/ Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida
February 12, 2007

100 Second Avenue South, Suite 600, St. Petersburg, Florida 33701-4336
727/821-6161  /   FAX 727/822-4573
www.gsscpa.com